DEBT RESTRUCTURING AGREEMENT

BY AND AMONG

the castle group, inc.

(“Seller”)

AND

GONZ HOLDINGS, LLC

(“Buyer”)

i

ii

DEBT RESTRUCTURING AGREEMENT

This DEBT RESTRUCTURING AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2022 (the “Execution Date” but effective as of the “Closing Date”), by and among GONZ HOLDINGS, LLC, a Hawaii limited liability company (“Buyer”), and THE CASTLE GROUP, INC., a Utah corporation (“Seller” and together with Buyer, the “Parties”).

RECITALS:

(a)               The Parties, Castle Resorts & Hotels, Inc., a Hawaii corporation (the “Company”) and NZ Castle Resorts & Hotels Limited, a New Zealand corporation (“NZ Castle”), are parties to that certain Agreement for the Sale and Purchase of Shares of Mocles Holdings, Ltd., dated December 24, 2004, as amended from time to time, including by the Deed of Variation of Agreement for the Sale and Purchase of Shares of Mocles Holdings, Ltd. dated July 21, 2014, and that certain Amendment to Agreement dated December 20, 2019 (collectively, the “Mocles Purchase Agreement”). Pursuant to the Mocles Purchase Agreement, Seller, Company and NZ Castle owed certain amounts of principal and accrued interest, including accrued default interest, to Buyer (the “Indebtedness”).

(b)               Upon Closing, the Parties have agreed to exchange a portion of the Indebtedness for FIFTY FIVE PERCENT (55%) of the issued and outstanding capital stock of the Company (the “Company Equity”), and agree to amend certain terms and conditions in the Mocles Purchase Agreement, upon the terms and conditions as set forth in this Agreement.

(c)               Seller owns all of the issued and outstanding capital stock of the Company (the “Shares”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I. Definitions.

Section 1.1.  Definitions. For purposes of this Agreement, the following terms shall have the definitions set forth below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person: (i) any director, officer, employee, stockholder, partner or principal of that Person; (ii) any other Person of which that

Person is a director, officer, employee, stockholder, partner or principal; (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day on which national banks are open for business in the city of Wilmington, Delaware;

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitee” has the meaning set forth in Section 7.3.

“Buyer Warranty Breach” has the meaning set forth in Section 7.3(a).

“Castle Entities” means Seller, NZ Castle, and the Company, collectively.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Company” has the meaning set forth in the preamble.

“Company Equity” has the meaning set forth in the recitals above.

“Contract” means any legally binding written contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other written and legally binding commitment or undertaking.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Execution Date” has the meaning set forth in the preamble.

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

“Indebtedness” has the meeting set forth in the recitals above.

“Indemnitee” has the meaning set forth in Section 7.4.

“Indemnitor” has the meaning set forth in Section 7.4.

“Law” means statutes, laws, ordinances, rules, regulations and requirements of a Governmental Authority.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, defect in title, vesting restriction, claim, lease, charge, option, right of first offer or refusal, easement, servitude, proxy, community or marital property interest, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Loss” or “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, incidental, consequential, special or indirect damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Mocles Purchase Agreement” has the meaning set forth in the recitals above.

“Order” means orders, judgments, writs, decrees and injunctions issued by any court, agency or other Governmental Authority.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Permitted Lien” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's and other liens arising by operation of Law; (iii) liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been; (iv) pledges or deposits to secure obligations under workers' compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the Company's revolving credit facility and other existing indebtedness of the Company; (viii) all liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other liens which do not materially interfere with the Company's use and enjoyment of real property or materially detract from or diminish the value thereof.

“Person” means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.

“Proceeding” has the meaning set forth in Section 7.4.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitee” has the meaning set forth in Section 7.2.

“Seller” has the meaning set forth in the preamble.

“Seller Warranty Breach” has the meaning set forth in Section 7.2(a).

“Stock” has the meaning set forth in the recitals above.

“Subsidiary” means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.

“Tax or Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 7.6(a).

Article II. Purchase and Sale of Stock.

Section 2.1.  Purchase and Sale of Equity. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall, transfer, assign and convey to Buyer, and Buyer shall accept from Seller, all of Seller’s rights, title and interest in and to the Company Equity, free and clear of all Liens, except for restrictions on resale pursuant to applicable state and federal securities laws. At the Closing, Seller shall deliver to Buyer one or more stock certificates representing the Stock duly endorsed in blank or with duly executed stock powers attached.

Section 2.2.  Consideration. In exchange for the transfer of the Company Equity to Buyer, the Parties agree as follows:

(a)               Buyer shall exchange TWO MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($2,400,000.00) of the Indebtedness principal for the Company Equity.

(b)               Repayment of the restructured principal and accrued interest, including accrued default interest, owed to Buyer under the Mocles Purchase Agreement will be deferred for three (3) years commencing from the Closing Date.

(c)               From the Closing Date, the interest rate on the unpaid portion of the Indebtedness will accrue at six and a half percent (6.5%).

(d)               As of the Execution Date, Gary Oda shall be appointed as chairman of the board of the board of directors for the Company.

The Mocles Purchase Agreement and its ancillary documents, if applicable, shall be amended to reflect the consideration above.

Section 2.3.  Closing Deliverables.

(a)               At the Closing, Seller shall deliver to Buyer:

(1)               New stock certificates representing the Company Equity, duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer.

(2)               Resolutions of the Board of Directors of Seller, dated as of the Closing Date, approving the transactions contemplated by this Agreement.

(3)               A Second Amendment of Agreement, amending the terms of the Mocles Purchase Agreement, in the form attached hereto as Exhibit A (the “Second Amendment”), executed by the Castle Entities.

(4)               Resolutions of the Board of Directors of the Company appointing Gary Oda as a board member of the Company, and its Chairman of the Board dated as of the Execution Date.

(b)               At the Closing, Buyer shall deliver to Seller:

(1)               Membership resolutions of Buyer, dated as of the Closing Date, approving the transactions contemplated by this Agreement.

(2)               The Second Amendment, executed by Buyer.

Article III. Representations and Warranties of Seller.

Seller represents and warrants to Buyer as of the date hereof (other than representations and warranties that are made as of a specific date which are made only as of such date) as follows:

Section 3.1.  Execution and Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights generally and by general principles of equity.

Section 3.2.  Authority. Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his, her, or its obligations hereunder (including, without limitation, all right, power, capacity, and authority to sell, transfer, convey, and surrender the Company Equity owned by Seller as provided by this Agreement free and clear of all Liens, other than Liens imposed by applicable federal and state securities law restrictions).

Section 3.3.  No Breach. The execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with, constitute a default under, or result in a violation under the provisions of Seller's governing organizational documents, if applicable, or Lien to which Seller is bound, or any Law or result in the creation of a Lien upon the Company Equity held by Seller, or require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority.

Section 3.4.  Ownership. Seller is the record and beneficial owner of the Company Equity, free and clear of any Liens other than Liens imposed by applicable federal and state securities law restrictions and, upon delivery of and payment for such Company Equity as herein provided, Buyer will acquire good and valid title thereto, free and clear of any Lien, other than Liens imposed by applicable federal and state securities law restrictions.

Section 3.5.  Litigation. There is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or threatened against or involving Seller, that would prevent or restrict Seller's performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

Section 3.6.  Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

Section 3.7. Financial Statements. The financial statements of the Company are prepared in accordance with GAAP. Seller shall provide the Buyer with a copy of the Company’s unaudited pre-and post-Closing financial statements prepared in accordance with GAAP within sixty (60) days after the Execution Date. The Company’s post-Closing financial statements shall account for the effects of this Agreement in accordance with the applicable provisions of the Accounting Standards Codification 470-60, Troubled Debt Restructuring by Debtors, issued by the Financial Accounting Standards Board.

Section 3.8.  No Other Representations and Warranties. SELLER NOR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, AND SELLER NOR ANY OF ITS DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR STATEMENTS PERTAINING TO THE COMPANY, SELLER OR THE COMPANY EQUITY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

Article IV. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

Section 4.1.  Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Hawaii and has the requisite corporate power to carry on its business as now conducted.

Section 4.2.  Authority. Buyer has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity.

Section 4.3.  Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority.

Section 4.4.  Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of organization, operating agreement or other limited liability documents of Buyer; (ii) conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Buyer is a party, or by which its properties or assets may be bound or affected.

Section 4.5.  Financing. Buyer hereby acknowledges that Buyer's obligation to consummate the transactions contemplated by this Agreement is not and will not be subject to the receipt by Buyer of any financing or the consummation of any other transaction.

Section 4.6.  Inspections; Non-Reliance. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Company Equity as contemplated by this Agreement. Seller has given Buyer reasonable access to the employees, documents and facilities of the Company, and Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

BUYER ACKNOWLEDGES THAT (A) NONE OF THE COMPANY, SELLER, OR ANY PERSON ON BEHALF OF THE COMPANY OR SELLER IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE BY SELLER IN Article III, AND (B) BUYER HAS NOT BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATIONS, WARRANTIES, OR STATEMENTS (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY ANY PERSON THAT ARE NOT EXPRESSLY SET FORTH IN Article III. BUYER AGREES TO ACCEPT THE COMPANY EQUITY ON THE CLOSING DATE BASED UPON ITS OWN INSPECTION, EXAMINATION AND DETERMINATION WITH RESPECT THERETO AS TO ALL MATTERS AND WITHOUT RELIANCE UPON ANY EXPRESSED OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE MADE BY SELLER OR ANY OF ITS DIRECTORS, OFFICER, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS, ADVISORS, OR OTHER REPRESENTATIVES, EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN Article III. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECTIVE INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES.

Section 4.7.  Finder's Fees. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 4.8.  Litigation. There is no Action pending or threatened against or affecting Buyer, including in respect of the transactions contemplated hereby, that would reasonably be expected, individually or in the aggregate, to materially impair Buyer's ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated hereby.

Article V. Covenants.

Section 5.1.  Conduct of Business of the Company Pending the Closing. Seller covenants and agrees that, during the period from the date of this Agreement until the Closing Date, except as expressly contemplated by this Agreement, or as required by Law or any Order, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice of the Company.

Section 5.2.  Access to Information.

(a)               From and after the date of this Agreement, the Company shall: (i) provide Buyer and Buyer's representatives with access to the offices, properties, books, records, documents, directors, officers and employees of the Company and its Subsidiaries upon reasonable advance notice and during normal business hours, provided, however, that none of the foregoing shall unreasonably interfere with any of the businesses or operations of the Company; (ii) furnish to Buyer and its representatives such financial, tax and operating data and other information relating to the Company as Buyer and its representatives may reasonably request; and (iii) instruct the Company's representatives to cooperate with Buyer and its representatives in Buyer's investigation; provided, however, that the Company may restrict the foregoing access to the extent that: (i) any Law requires the Company to restrict or prohibit access to any such properties or information; (ii) the disclosure of such information to Buyer or its representatives would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement; or (iii) the disclosure of such information could result in Seller or the Company losing the benefit of attorney-client privilege with respect to such information.

(b)               Any investigation pursuant to this Section 5.2 shall be conducted at Buyer's expense, under reasonable supervision of Company personnel, and in such manner as not to interfere unreasonably with the conduct of the business of the Company. Buyer shall treat any such information as confidential and proprietary information.

Section 5.3.  Efforts to Closing. Subject to the terms and conditions of this Agreement, Seller and Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

Section 5.4.  Press Releases. Buyer and Seller shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith.

Section 5.5.  Indemnification of Officers and Directors.

(a)               For a period of six (6) years following the Closing, Buyer shall refrain from, and shall cause Gary Oda (as a director of the Company) to refrain from voting to amend, repeal, or modify any provision in the Company's governing documents, including the Company's certificate of incorporation and bylaws, relating to the exculpation or indemnification of former officers and directors (unless required by Law), it being the intent of the parties that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable Law.

(b)               For a period of six (6) years following the Closing, Buyer shall refrain from, and shall cause Gary Oda (as director of the Company) to refrain from voting to terminate any director and officer liability insurance, which insurance shall provide coverage for the individuals who were officers and directors of the Company immediately prior to the Closing comparable to the policy or policies maintained by the Company immediately prior to the Closing for the benefit of such individuals.

(c)               The provisions of this Section 5.5 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of the Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the organizational documents of the Company or any Contract or applicable Law.

Section 5.6.  Distribution of Available Cash Flow. Buyer shall cause the Company and shall cause Gary Oda as a director of the Company, to take all actions reasonably necessary for the Company to periodically distribute on at least an annual basis, a pro rata share of the Company’s profits to Seller based on Seller’s percentage ownership of the Company unless, and to the extent that Buyer and Gary Oda determine in good faith that the Company then or will be within the next six (6) months, need to utilize said share of the Company’s profits to fund the Company’s operations. The unused portion of said profits, if any, shall be distributed to Seller based on Seller’s percentage ownership of the Company. The process set forth in this Section 5.6 shall apply after each applicable six (6) month operations period in which Company profits are used for Company operations.

Article VI. Closing and Closing Conditions.

Section 6.1.  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 11:59 p.m., Hawaii Standard Time, on June 30, 2022, or at another time, or on another date as the Parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 6.2.  Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to proceed with the Closing shall be subject to the satisfaction by Seller on or prior to the Closing Date of each of the following conditions precedent:

(a)               The representations and warranties made by Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date).

(b)               Seller shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by Seller under this Agreement on or prior to the Closing Date.

(c)               Seller shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification, required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(d)               No Order by any Governmental Authority (whether temporary, preliminary or permanent) shall be in existence that has the effect of prohibiting, enjoining or restraining the consummation of the Closing.

(e)               Seller shall have delivered to Buyer the certificates evidencing the Company Equity, duly endorsed in blank for transfer.

Section 6.3. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to proceed with the Closing shall be subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent:

(a)               The representations and warranties made by Buyer in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date).

(b)               Buyer shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by Buyer under this Agreement on or prior to the Closing Date.

(c)               Buyer shall have obtained or granted each consent, authorization, approval, exemption, filing, registration or qualification required to be obtained or granted by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(d)               No Order by any Governmental Authority (whether temporary, preliminary or permanent) shall be in existence that has the effect of prohibiting, enjoining or restraining the consummation of the Closing.

Article VII. Indemnification.

Section 7.1.  Survival.

(a)               The representations and warranties of Seller and the Buyer contained in this Agreement shall survive the Closing for the applicable periods set forth in this Section 7.1. Any and all claims and causes of action for indemnification under this Article VII arising out of the inaccuracy of breach of any representation or warranty of Seller or Buyer must be made prior to the termination of the applicable survival period (if any). In the event that notice of any claim or cause of action for indemnification shall have been given in accordance with this Article VII within the applicable survival period (if any), the representations, warranties, covenants and undertakings that are the subject of such claim or cause of action shall survive until such time as such claim or cause of action is finally resolved.

(b)               The representations and warranties of Seller and Buyer contained in this Agreement and any and all claims and causes of action for indemnification under this Article VII with respect thereto shall terminate on the first (1st) anniversary of the Closing Date, provided, however, that (i) the representations and warranties of Seller contained in Section 3.1 (Execution and Delivery; Valid and Binding Agreements), Section 3.2 (Authority), Section 3.4 (Ownership), and Section 3.6 (Brokerage), and (ii) the representations and warranties of Buyer contained in Section 4.1 (Organization), Section 4.2 (Authority), and Section 4.7 (Finder's Fees) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations, and (iii) claims for fraud shall survive for three (3) years from the later of the date of this Agreement and the date the fraud could have been reasonably discovered.

(c)               All covenants and undertakings required to be performed after the Closing shall survive until fully performed or fulfilled. The rights of any indemnified party under any other indemnification obligations pursuant to this Article VII shall have no expiration date, except as set forth in Section 7.1(b) above.

(d)               No Party will be liable under this Article VII for any Losses arising from or relating to the inaccuracy of, breach of, non-performance of, or non-compliance with any representation, warranty, or obligation in this Agreement if any of Buyer or such Buyer Indemnitee (with respect to any claim brought by such Buyer Indemnified Party) or any of Seller or such Seller Indemnitee (with respect to any claim brought by such Seller Indemnified Party) had knowledge (or was capable of acquiring knowledge after conducting a reasonable investigation) of such inaccuracy, breach, non-performance, or non-compliance prior to the Closing.

Section 7.2.  Indemnification by Seller. Subject to provisions of Section 7.6, Seller shall defend, indemnify and hold harmless Buyer its directors, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all Losses, actually suffered or incurred by them arising out of or resulting from:

(a)               the breach of any representation or warranty made by Seller under Article III (a “Seller Warranty Breach”); or

(b)               the breach of any covenant or agreement by Seller contained in this Agreement.

Section 7.3.  Indemnification by Buyer. Subject to Section 7.6, Buyer shall defend, indemnify and hold harmless Seller and its directors, officers, employees and agents (each a “Buyer Indemnitee”) from and against any and all Losses actually suffered or incurred by Seller arising out of or resulting from:

(a)               the breach of any representation or warranty made by the Buyer under Article IV (“Buyer Warranty Breach”); or

(b)               any breach of any obligation of the Buyer contained in this Agreement.

Section 7.4.  Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from Seller or Buyer (each an “Indemnitor”), as applicable, under this Article VII on account of the Indemnitee's involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Article VII but instead shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Proceeding for which indemnification is available under this Article VII, the Indemnitor shall diligently defend against the Proceeding on behalf of the Indemnitee at the Indemnitor's own expense using counsel of its own choosing reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to employ its own counsel in any such Proceeding, however the fees and expenses of such counsel shall be paid by the Indemnitee unless: (i) the Indemnitor shall have given prior written consent to the employment of such counsel, (ii) the Indemnitor shall have failed or refused to conduct the defense, or (iii) the Indemnitee has been reasonably advised by counsel that it may have defenses available to it which are different from or in addition to those available to the Indemnitor or that its interests in the Proceeding are adverse to the Indemnitor's interests. In the event of (i), (ii) or (iii) above, the Indemnitee may defend against the Proceeding at the Indemnitor's expense. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld, unless (1) there is no finding or admission of any violation of any Law or Order of any Government Authority or of any violation of the rights of any Person by the Indemnitee and no effect on any other Proceedings that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

Section 7.5.  Notice and Satisfaction of Indemnification Claims. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim). For purposes of this Article VII, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 7.4.

Section 7.6.  Limits on Indemnification.

(a)               Notwithstanding anything to the contrary contained in this Agreement: (i) no Party shall be liable for any indirect, special, incidental, exemplary, punitive or consequential Losses or for any lost profits of any other party; (ii) no indemnification obligation of Seller shall arise under this Agreement for any breach or Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claim”) which results from or is incurred wholly or partly as a result of any change in applicable Laws after the date hereof; (iii) with respect to contingent or unquantifiable Losses, no payment will be due by any indemnifying party unless and until the relevant Losses cease to be contingent or may be quantified; and (iv) with respect to contingent Losses resulting from Third Party Claims, no such contingent Losses may be asserted as a Third Party Claim under this Article VII unless and until an identifiable third party shall have manifested (x) a present awareness of its right to assert such Third Party Claim and (y) a present intent to assert such Third Party Claim.

(b)               No Party shall have any liability under any provision of this Agreement for any Losses to the extent that such Losses relate to, wholly or partly, or are increased as a result of actions, omissions or failure to mitigate by the other Party or its officers, directors, employees and agents. Each Party shall take and shall cause to be taken all steps reasonably necessary to mitigate all such Losses promptly after becoming aware of any event that could reasonably be expected to give rise to such Losses. If a Person that has a right of indemnification under this Article VII can, by expenditure of money not exceeding $50,000, mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be claimed, such Person may take such action and shall be entitled to reimbursement for such expenditures and related expenses.

Section 7.7.  Exclusive Remedy. Subject to Section 9.9, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in and this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Article VIII. Termination.

Section 8.1.       Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)               by mutual agreement of Buyer and Seller;

(b)               by Buyer or Seller if the Closing shall not have occurred prior to July 15, 2022 (the “Outside Date”); provided, however, that neither Buyer nor Seller may terminate this Agreement under this subsection if the Closing has not occurred on or prior to the Outside Date (as such date may be extended in accordance with this (b)) and Buyer or Seller, as applicable, has or have failed to perform its or their obligations under this Agreement or otherwise breached this Agreement and such failure or breach has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date; and

(c)               by either Buyer or Seller in the event that any Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable; provided, however, that the right to terminate this

Agreement under this (c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the date of termination.

Section 8.2.       Effect of Termination. Each Party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations under this Agreement which survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. Furthermore, the termination of this Agreement will result in the Buyer’s withdrawal of its Subordination Agreement with American Savings Bank, dated August 28, 2019, as amended by that certain First Amendment to Subordination Agreement dated October 21, 2021, for the benefit of the Buyer.

Article IX. Miscellaneous.

Section 9.1.       Entire Agreement. This Agreement (including any exhibits and schedules to this Agreement) constitutes the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the Parties with respect to the subject matter hereof.

Section 9.2.      Assignment. This Agreement shall not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Parties hereto.

Section 9.3.       Amendments. This Agreement may be amended only by a writing signed by Buyer and Seller, and any amendment shall be effective only to the extent specifically set forth in that writing.

Section 9.4.       Waiver. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.5.       Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.6.       Expenses. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement.

Section 9.7.       Further Assurances. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by applicable Law or Order or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to affect the intents and purposes of, this Agreement.

Section 9.8.       Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Hawaii, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Hawaii or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Hawaii.

Section 9.9.       No Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.9.

Section 9.10.         Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid, or by reputable overnight courier service, or by electronic mail with acknowledgment of receipt of complete transmission further confirmed by a copy sent by reputable overnight courier service. Any notice or other communication so given shall be validly given hereunder upon receipt if delivered by hand, upon receipt if sent by registered or certified mail or by overnight courier service, and upon delivery by electronic mail to the addresses set forth below or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be affected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

If to Buyer, to:

GONZ HOLDINGS, LLC

1717 Akahi Street, 2nd Floor

Honolulu, Hawaii 96819

E-mail: goda@abs.cc

Attn: Gary Oda

With copy (which will not constitute notice to Buyer) to:

RONALD T. OGOMORI, ATTORNEY AT LAW, A LAW CORPORATION

1088 Bishop Street, Suite 4100, PH-2

Honolulu, Hawaii 96813

E-mail: rogomori@ogomorilaw.com

Attn: Ronald T. Ogomori, Esq.

If to Seller:

THE CASTLE GROUP, INC.

3 Waterfront Plaza

500 Ala Moana Boulevard #555

Honolulu, Hawaii 96813

E-mail: miles.moriyama@pyramidins.com

Attn: Miles Moriyama

with a copy (which will not constitute notice to Seller) to:

LAW OFFICE OF RONALD LUM, JR., LLLC

3660 Waialae Avenue, Suite 310

Honolulu, Hawaii 96816

E-mail:ron@lumlawhi.com

Attention: Ronald H.W. Lum, Jr., Esq.

Section 9.11.         Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.12.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.13.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party providing a scanned image and that Party's Closing counsel.

Section 9.14.         Confidentiality. Between the Execution Date and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer to maintain in confidence, any written, oral, or other information obtained in confidence from Seller of the Company in connection with this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the Execution Date.

BUYER:

GONZ HOLDINGS, LLC,

a Hawaii limited liability company

By	/s/ Gary Oda
Name:	Gary Oda
Title:	Managing Member

SELLER:

THE CASTLE GROUP, INC.,

a Utah corporation

By	/s/ Miles Moriyama
Name:	Miles Moriyama
Title:	Director

Exhibit A

second amendment to agreement

This SECOND AMENDMENT TO AGREEMENT (this “Amendment”) is made and entered into as of June 30, 2022 (the “Effective Date”), by and among GONZ HOLDINGS, LLC, a Hawaii limited liability company (“GONZ”), THE CASTLE GROUP, INC., a Utah corporation (“Castle Group”), CASTLE RESORTS &HOTELS, INC., a Hawaii corporation (“Castle Resorts”) and NZ CASTLE RESORTS & HOTELS LIMITED, a New Zealand corporation (“NZ Castle”, and together with Castle Group and Castle Resorts, the “Castle Entities”) (GONZ and the Castle Entities are collectively, the “Parties”).

RECITALS:

(d)               The Parties are parties to that certain Agreement for the Sale and Purchase of Shares of Mocles Holdings, Ltd., dated December 24, 2004, as amended from time to time, including by the Deed of Variation of Agreement for the Sale and Purchase of Shares of Mocles Holdings, Ltd. dated July 21, 2014, and that certain Amendment to Agreement dated December 20, 2019 (collectively, the “Mocles Purchase Agreement”).

(e)               Under the Mocles Purchase Agreement, as of the Effective Date, the Parties intend and agree that the Castle Entities will owe principal and interest in the total amount of FOUR MILLION EIGHT HUNDRED THOUSAND DOLLARS ($4,800,000.00) to GONZ, (the “Indebtedness”).

(f)                 GONZ and Castle Group entered into that certain Debt Restructuring Agreement dated as of June 10, 2022 (the “Debt Restructuring Agreement”). Pursuant to the Debt Restructuring Agreement, GONZ and Castle Group agreed to amend certain terms and conditions of the Mocles Purchase Agreement, as set forth below.

AMENDMENT:

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Amendment. The terms of the Mocles Purchase Agreement shall be amended as follows:

a.                  In exchange for FIFTY FIVE PERCENT (55%) of the stock of Castle Resorts, GONZ agrees to decrease the amount of the Indebtedness in the amount of TWO MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS($2,400,000.00). The new amount of the Indebtedness as of the Effective Date is TWO MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($2,400,000.00) which will be documented by a Promissory Note (the “New Indebtedness”).

b.                  The interest for the New Indebtedness shall accrue from and after the Effective Date at six- and one-half percent (6.5%) per annum.

c.                  Payments for the New Indebtedness plus any interest shall be deferred for three (3) years, and due and payable on June 30, 2025 (the “Maturity Date”).

d.                  Castle Entities may make full or partial prepayments of the New Indebtedness at any time prior to the Maturity Date without payment of any prepayment charge or penalty.

2.                  Miscellaneous Provisions.

a.                  Ratification and Confirmation. Except as expressly amended hereby, all terms, covenants and conditions of the Mocles Purchase Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties.

b.                 Complete Agreement. The Mocles Purchase Agreementand this Amendment constitute the complete and exclusive statement of agreement with respect to the subject matter herein and shall replace and supersede all prior written and oral agreements, understandings or statements. In the event of any conflict between this Amendment and the Mocles Purchase Agreement, the provisions of this Amendment shall control.

c.                  Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. Signature pages of counterparts may be exchanged by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a scanned image and that party's counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all at or on the Effective Date.

GONZ:

GONZ HOLDINGS, LLC,

a Hawaii limited liability company

By	/s/ Gary Oda
Name:	Gary Oda
Title:	Managing Member

CASTLE GROUP:

THE CASTLE GROUP, INC.,

a Utah corporation

By	/s/ Miles Moriyama
Name:	Miles Moriyama
Title:	Director

CASTLE RESORT:

CASTLE RESORTS & HOTELS, INC.,

a Hawaii corporation

By	/s/ Alan Mattson
Name:	Alan Mattson
Title:	President

NZ CASTLE:

NZ CASTLE RESORTS & HOTELS LIMITED,

a New Zealand corporation

By	/s/ Alan Mattson
Name:	Alan Mattson
Title:	President